EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, (File No. 333-111931, No. 333-123981, No. 333-190207, No. 333-195465 No. 333-203087, No. 333-211628 and No. 333-215591) pertaining to the Radcom Ltd. 2003 Share Option Plan and the Radcom Ltd. 2013 Share Option Plan, and Form F-3 (File No. 333-170512 and No. 333-189111 and No. 333-210448) of Radcom Ltd., and in the related prospectus, of our reports dated March 30, 2017 with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radcom Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2016.

Tel-Aviv, Israel March 30, 2017	/s/ KOST FORER GABBAY and KASIERER A Member of Ernst & Young Global